Exhibit 10.4

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is dated as of _______________________________, between Evergy, Inc., a Missouri corporation (“Evergy”), and _______________________________ (“Executive”).
RECITALS
A. Executive is a valued employee of Evergy or a subsidiary thereof (collectively, the “Company”).
B. The Board believes that it is in the best interests of the Company and its shareholders (i) to provide assurance that the Company will have the continued service of Executive notwithstanding the possibility, threat or occurrence of a Change in Control, (ii) to diminish the distraction to Executive that may arise by virtue of the personal uncertainties and risks created by such a threatened or pending Change in Control and (iii) to encourage Executive’s full attention and dedication to the Company currently and in the event of a threatened or pending Change in Control.
AGREEMENT
In consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
1.Certain Definitions. As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:
Agreement. “Agreement” means this Change in Control Severance Agreement as amended from time to time.
Beneficial Owner. “Beneficial Owner” shall have the same meaning as set forth in Rule 13d-3 of the Exchange Act.
Board. “Board” means the Board of Directors of Evergy, Inc.
Cause. “Cause” means (i) fraud, embezzlement or material misappropriation of any of the Company’s funds, Confidential Information or property; (ii) indictment for or the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof, or a misdemeanor involving fraud, embezzlement, theft, misappropriation or failure to be truthful; (iii) any willful action or omission by Executive that (I) (A) would constitute grounds for immediate dismissal under any employment policy of the Company, (B) is a material violation of such policy and (C) in the determination of the Committee, could result in damage, liability or reputational harm to the Company, including use of illegal drugs while on the premises of the Company, or (II) is a violation of sexual harassment laws or the internal sexual harassment policy of the Company; (iv) gross negligence or willful misconduct in performance of Executive’s duties or in following reasonable instructions of the Board or (v) any material breach or violation of any material provision of the restrictive covenants set forth in Section 7.

Change in Control. “Change in Control” means the occurrence of one of the following events, whether in a single transaction or a series of related transactions:
(i)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Evergy (not including in the securities beneficially owned by such Person any securities acquired directly from Evergy or its affiliates in connection with the acquisition by Evergy or its affiliates of a business) representing 35% or more of either the then outstanding shares of common stock of Evergy or the combined voting power of Evergy’s then outstanding securities, other than any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
(ii)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Evergy, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by Evergy’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or
(iii)the consummation of a merger, consolidation, reorganization or similar corporate transaction of Evergy, whether or not Evergy is the surviving corporation in such transaction, other than (A) a merger, consolidation or reorganization that would result in the voting securities of Evergy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 60% of the combined voting power of the voting securities of Evergy or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or reorganization, or (B) a merger, consolidation or reorganization effected to implement a recapitalization of Evergy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Evergy (not including in the securities Beneficially Owned by such Person any securities acquired directly from Evergy or its affiliates in connection with the acquisition by Evergy or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of Evergy or the combined voting power of Evergy’s then outstanding securities; or
(iv)the occurrence of, or the stockholders of Evergy approve a plan of, a complete liquidation or dissolution of Evergy or an agreement for the sale or disposition by Evergy of all or substantially all of Evergy’s assets, other than a sale or disposition of all or substantially all of Evergy’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of Evergy immediately prior to such sale.
Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of Evergy immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Evergy immediately following such transaction or series of transactions.

Change in Control Period. “Change in Control Period” means the period commencing on the date of this Agreement and ending on first anniversary of the day the Company provides written notice to Executive that the Change in Control Period shall end, in which event the Change in Control Period shall end on the first anniversary of the day the Company provides such written notice to Executive; provided, further that during any period of time when the Board or the governing body of Evergy has knowledge that any person has taken steps reasonably calculated to effect a Change in Control, no notice of the termination of the Change in Control Period may be provided to Executive until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control.
Committee. “Committee” means the Compensation and Leadership Development Committee of the Board.
Company. “Company” means, except as the context requires otherwise, collectively, Evergy, Inc., its successors and assigns and any subsidiary thereof, as applicable.
Confidential Information. “Confidential Information” means: (1) any and all trade secrets concerning the business and affairs of the Company; product specifications; data; know-how; formulae; algorithms; compositions; processes; designs; sketches; photographs; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned manufacturing or distribution methods and processes; customer lists; current and anticipated customer requirements; price lists; market studies; business plans; computer software and programs (including object code and source code); computer software and database technologies; systems; structures; and architectures; (2) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials) and (3) notes, analyses, compilations, studies, summaries and other material prepared by or for the Company containing or based, in whole or in part, or any information included in the foregoing, whether reduced to writing or not and which has not become publicly known or made generally available through no wrongful act of Executive or others who were under confidentiality obligations as to the item or items involved.
Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date permitted to be specified therein, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination, (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date (as defined in Section 2(a)), as the case may be and (iv) if Executive’s employment is terminated by Executive for other than Good Reason, the Date of Termination shall be the date on which Executive notifies the Company in writing of such termination or any later date permitted to be specified therein, as the case may be.
Disability or Disabled. The term “Disability” or “Disabled” shall mean an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident or health plan.
Effective Date. “Effective Date” means the first date on which a Change in Control occurs during the Change in Control Period.
Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
Good Reason. “Good Reason” means, without Executive’s written consent, any of the following:
(i)Any material and adverse reduction or material and adverse diminution in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised or assigned at any time during the 90-day period immediately preceding the commencement of the Pre-CIC Protected Period;
(ii)Any reduction in Executive’s annual base salary as in effect immediately preceding the commencement of the Pre-CIC Protected Period or as the same may be increased from time to time;
(iii)Any material reduction in the aggregate benefits received by Executive under Company Plans (as defined below) to less than the most favorable benefits provided to Executive by the Company under Company Plans at any time during the 90-day period immediately preceding the commencement of the Pre-CIC Protected Period. “Company Plans” means (1) all incentive, savings, retirement, welfare benefit and fringe benefit plans, practices, policies and programs sponsored or maintained by the Company, (2) any expense reimbursement plan or policy of the Company for all reasonable out-of-pocket employment expenses incurred by Executive and (3) the provision of paid vacation time by the Company;
(iv)Executive being required by the Company to be based at any office or location that is more than 70 miles from the location where Executive was employed immediately preceding the commencement of the Pre-CIC Protected Period; or
(v)Any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or any failure by any such successor after ten (10) days’ notice from Executive to so perform under this Agreement.
Provided, however, notwithstanding the occurrence of any of the events set forth above in this definition, Good Reason shall not exist unless: (1)(A) within 90 days from Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this definition, Executive provides Company written notice of Executive’s intention to terminate employment for Good Reason, which shall include the specific termination provision in this Agreement relied upon and a reasonably detailed description of the facts and circumstances claimed to support the existence of Good Reason for termination; (B) such grounds for termination (if susceptible to correction) are not corrected by Company within 45 days of Company’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 45-day period, Company has not taken all reasonable steps within such 45-day period to correct such grounds as promptly as practicable thereafter) and (C) Executive terminates his services with Company immediately following expiration of such 45-day period, which shall include Executive’s delivery to Board of a Notice of Termination.
Provided further, notwithstanding the occurrence of any of the events set forth above in this definition, Good Reason shall not exist, if occurring within the Pre-CIC Protected Period, any reduction in Executive’s base annual salary or reduction in benefits received by Executive where such reduction is in connection with a company-wide reduction in salaries or benefits.
For purposes of this Agreement, any attempt by Company to correct a stated Good Reason shall not be deemed an admission by Company that Executive’s assertion of Good Reason is valid.
Notice of Termination. “Notice of Termination” means a written notice of termination that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice), unless another date is mutually agreed upon between Executive and the Company.
Person. “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) Evergy or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of Evergy in substantially the same proportions as their ownership of stock of Evergy.
Post-Effective Period. “Post-Effective Period” means the period commencing on the Effective Date and ending on the second anniversary of such date.
Pre-CIC Protected Period. “Pre-CIC Protected Period” means the period that is within the Change in Control Period and begins when (A) Evergy enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) Evergy or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; (C) any Person becomes the Beneficial Owner, directly or indirectly, of voting securities of Evergy representing 10% or more of the combined voting power of Evergy’s then outstanding voting securities or (D) the Board, the members or the stockholders of Evergy adopts a resolution approving any of the foregoing or approving any Change in Control, and ends upon the date the Change in Control transaction is either consummated, abandoned or terminated (for this purpose, the Board shall have the sole and absolute discretion to determine that a proposed transaction has been abandoned).
2.Termination of Employment During the Post-Effective Period.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death or, with written notice by the Company of its intention to terminate Executive’s employment, upon Executive’s Disability. In such event, Executive’s employment with the Company shall terminate effective on the 90th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that within the 90 days after such receipt Executive shall not have returned to full-time performance of Executive’s duties.

(b)Cause. The Company may terminate Executive’s employment at any time for Cause or without Cause. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (i) reasonable notice to Executive setting forth the reasons for the Company’s intention to terminate for Cause, (ii) an opportunity for Executive, together with his or her counsel, to be heard before the Board within fifteen (15) days of such notice and (iii) delivery to Executive of a Notice of Termination from the Board finding that, in the good faith opinion of the Board, that Executive was guilty of conduct set forth in the definition of Cause, and specifying the particulars thereof in reasonable detail. Further, Executive shall not be deemed to have been terminated for Cause with respect to the conduct described in clauses (iv) or (v) of the definition of Cause unless, in addition to all requirements in this Section 2(b), Executive has (y) been provided a reasonable period to remedy any such negligence, misconduct or breach, with such reasonable period to be determined at Company’s sole discretion and (z) failed to sufficiently remedy the negligence, misconduct or breach within the reasonable period provided.
(c)Executive Resignation. Executive’s employment may be terminated at any time by Executive for Good Reason or without Good Reason.
(d)Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
3.Obligations of the Company Upon Termination of Employment.
(a)Post-Effective Period Terminations Other Than for Cause, Death or Disability; Post-Effective Period Executive Resignation. If, during the Post-Effective Period, the Company shall terminate Executive’s employment other than (I) for Cause or (II) on account of Executive’s death or Disability, or Executive shall terminate employment for Good Reason, and subject to satisfaction of the release requirements described in Section 8, the Company shall pay to Executive, in a lump-sum cash payment made within 30 days following the Date of Termination, as compensation for services rendered to the Company, an amount equal to the aggregate of the following amounts set forth below in Sections 3(a)(i), (ii), (iii) and (iv).
(i)A cash amount equal to the sum of:
(A) Executive’s full annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent earned but not theretofore paid;
(B) any bonus earned with respect to the fiscal year of the Company immediately preceding the fiscal year in which the Change in Control (or if benefits are payable pursuant to Section 3(c), the Date of Termination) occurs under a Company-sponsored annual incentive compensation plan, to the extent not theretofore paid;
(C) a bonus in an amount at least equal to the target incentive award payable pursuant to any Company-sponsored annual incentive compensation plan, to Executive by the Company and its affiliated companies with respect to the fiscal year of the Company in which the Change in Control (or if benefits are payable pursuant to Section 3(c), the Date of Termination) occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of

Termination and the denominator of which is 365 or 366, as applicable, to the extent not theretofore paid; and
(D) any accrued unpaid vacation pay;
(ii)a cash amount equal to (A) [_]1 times Executive’s highest annual base salary from the Company and its affiliated companies in effect during the twelve (12)-month period prior to the Date of Termination, plus (B) [_]1 times Executive’s average annualized annual incentive compensation awards, paid, or, but for a deferral under a Company-sponsored deferred compensation program, would have been paid, to Executive by the Company and its affiliated companies during the five fiscal years of the Company (or if Executive shall have performed services for the Company and its affiliated companies for four fiscal years or less, the years during which Executive performed services) immediately preceding the fiscal year in which the Change in Control (or if benefits are payable pursuant to Section 3(c), the Date of Termination) occurs; provided further that any amount paid pursuant to this Section 3(a)(ii) shall be paid in lieu of any other amount of severance pay to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of the Company;
(iii)a cash amount equal to:
(A) if, on the Date of Termination Executive is a participant in an Applicable Defined Benefit Plan, the present value (as of the Date of Termination) of the excess of (i) the monthly benefit (payable as of the Date of Termination) under the Applicable Defined Benefit Plan and, if any, Applicable SERP assuming (1) that Executive is fully vested with respect to such benefit, (2) such benefit is computed as if Executive had [_]1 additional year[s] of Service Credit (as defined below) under such Applicable Defined Benefit Plan and Applicable SERP and Executive is [_]1 years older than Executive’s actual age on the Date of Termination, over (ii) the monthly benefit (payable as of the Date of Termination) that the Executive would have received under the same such Applicable Defined Benefit Plan and Applicable SERP. The present value of the excess utilizes a discount rate and mortality table no less favorable to the Executive than those in effect under the Applicable Defined Benefit Plan or Applicable SERP immediately prior to the Change in Control, or
(B) if, on the Date of Termination Executive is not a participant in an Applicable Defined Benefit Plan but is a participant in an Applicable Cash Balance Plan, the excess of (i) the Executive’s Cash Balance Account and the corresponding notional account in, if any, an Applicable SERP (determined as of the Date of Termination), assuming (1) that Executive is fully vested with respect to such benefits, and (2) such applicable monthly contribution/pay credits are computed and added to the Cash Balance Account under the terms of the Applicable Cash Balance Plan and any Applicable SERP as if Executive’s employment had continued for [_]1 additional year[s], taking into account Executive’s age during the additional period for purposes of such account credits and based on earnings, salary or wage (as applicable under the Applicable Cash Balance Plan and Applicable SERP) in effect as of the Date of Termination, over (ii) the Executive’s Cash Balance Account and the corresponding notional account in an Applicable SERP determined as of the Date of Termination; or
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1 For existing officers, this amount will be 2x. For future vice presidents, this amount will be 1x; for future executive vice presidents or senior vice presidents, this amount will be 2x; and for future chief executive officers this amount will be 3x.

(C) if, on the Date of Termination Executive is not a participant in an Applicable Defined Benefit Plan or an Applicable Cash Balance Plan, an amount equal to [_]1 times the annual amount of all employer contributions (nonelective and/or matching contributions) that would have been contributed to Executive’s account under the terms of the Applicable 401(k) Plan under such plan’s employer nonelective and employer matching contribution formulas in effect on the Date of Termination and assuming (1) Executive had personally deferred the maximum amount of compensation permissible under IRC Section 402(g), and (2) Executive’s total compensation for purpose of this clause (C) is the IRC Section 401(a)(17) compensation in effect as of the Date of Termination.
For purposes of this Section 3(a)(iii) the following terms shall have the following meanings:
“Applicable 401(k) Plan” means the 401(k) savings plan sponsored by the Company or its affiliates in which Executive is an active participant as of his or her Date of Termination.
“Applicable Defined Benefit Plan” means the defined benefit pension plan sponsored by the Company or its affiliates in which Executive is an active participant in the (FAE) portion of such plan as of his or her Date of Termination.
“Applicable SERP” means either the supplemental retirement plan or retirement benefit restoration plan sponsored by the Company or its affiliates in which Executive is an active participant as of his or her Date of Termination.
“Cash Balance Account” means the notional account maintained under the pension plan sponsored by the Company or its affiliates to record cash balance plan benefits.
“Applicable Cash Balance Plan” means the pension plan sponsored by the Company or its affiliates in which Executive is an active participant in the cash balance portion of such plan as of his or her Date of Termination.
“Service Credit” means the applicable measuring unit used for counting service for benefits under the terms of the Applicable Defined Benefit Plan (e.g., “Years of Accredited Service,” “Years of Credited Service”), or the Applicable SERP.
Executive shall be entitled to the cash amount calculated under only one of the subsections (A), (B) or (C) of this Section 3(a)(iii). In no event shall the foregoing portions of this Section 3(a)(iii) result in Executive having Service Credit in excess of any maximum Service Credit limit that is otherwise stated under the terms of the Applicable Pension Plan.
(iv)if on the Date of Termination Executive shall not be fully vested in the matching employer contributions made on Executive’s behalf under any deferred compensation plan or defined contribution plan sponsored by the Company or one of its subsidiaries and in which Executive participates, a cash amount equal to the value of the unvested portion of such matching employer contributions; and
(v)a cash amount equal to [_]1 times the “total (Employer- and Executive-paid portions)” annual premium cost to cover the Employee and his or her eligible dependents, if any and if applicable, under Company’s health, vision, dental, accident, disability and life insurance plans in effect as of the Date of Termination; provided that such amount will include the “total” premium cost to cover Executive’s eligible dependents if, and only to the extent that, such dependents were enrolled in a health, vision, dental, accident, disability or life insurance plan sponsored by the Company before the Date of Termination. This Section 3(a)(iv) shall not affect Executive’s and his or her dependents’ right to elect continuation coverage of insurance benefits as permitted by law, including pursuant to Code Section 4980B or any applicable state statute mandating health insurance continuation coverage.
(b)Termination for Cause, Disability, Death or Other than for Good Reason. If at any time during the Change in Control Period Executive’s employment shall be terminated for Cause, Executive’s employment is terminated due to Executive’s death or Disability, Executive terminates employment other than for Good Reason or Executive fails to or refuses to satisfy the release requirements described in Section 8, this Agreement shall terminate without further obligation of the Company to Executive other than (i) the obligation to pay to Executive his or her base salary through the Date of Termination, any incentive bonus and other compensation, payments and benefits for the most recently completed fiscal year and any accrued vacation pay, to the extent theretofore unpaid, which amounts shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination and (ii) the obligation to pay to Executive all amounts or benefits to which Executive is entitled for the period prior to the Date of Termination under any plan, program, policy, practice, contract or agreement of the Company (excluding amounts otherwise required to be paid under this Section 3(b)), at the time such amounts or benefits are due.
(c)Certain Terminations During Pre-CIC Protected Period. If, during the Pre-CIC Protected Period, Executive’s employment is terminated by the Company other than for Cause or Executive terminates his or her employment for Good Reason, then Executive shall be entitled to receive the same benefits he or she would be entitled to receive under Section 3(a) if such termination of employment would have occurred during the Post-Effective Period. Any benefits or payments to be paid pursuant to this Section 3(c) shall be paid in a lump-sum payment and, subject to Section 3(d), within thirty (30) days following the termination of Executive’s employment.
(d)Payments to Executive Following Termination. If (i) Executive is a “specified employee,” as defined in Code section 409A(a)(1)(B)(i), and (ii) Executive’s employment is terminated, either by Executive or by the Company, due to any reason, other than Executive’s death, then, notwithstanding Sections 3(a) or 3(c) of this Agreement, Executive shall not receive any payment pursuant to Sections 3(a) or 3(c) until the first business day after six full months after Executive’s Date of Termination.
4.Section 280G
(a)Notwithstanding any other provision of this Agreement, if it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or provided under other plans, agreements or arrangements) constitute Parachute Payments that would subject Executive to tax under Section 4999 of the Code, the Company shall direct the Accounting Firm to determine whether Executive will receive the total Parachute Payments or the Reduced Amount. Executive will receive the Reduced Amount if the Reduced Amount results in equal or greater Net After Tax Receipts than the Net After Tax Receipts that would result from Executive receiving the total Parachute Payments. Executive will receive the total Parachute Payments, and Executive will be responsible for the payment of any tax under Section 4999 of the Code, if the total Parachute Payments results in greater Net After Tax Receipts than would result from Executive receiving the Reduced Amount.

(b)Within fifteen (15) business days of the Company’s direction the Accounting Firm shall provide the Company and Executive its detailed supporting calculations for its determination of whether, in accordance with Section 4(a), Executive should receive the Reduced Amount or the total Parachute Payments. If the Accounting Firm determines that the total Parachute Payments should be reduced to the Reduced Amount, the Accounting Firm shall furnish Executive with a written opinion that failure to report liability for tax under Section 4999 of the Code would not result in the imposition of a negligence or similar penalty.
(c)If the Accounting Firm determines that the total Parachute Payments should be reduced to the Reduced Amount, then the total Parachute Payments shall be adjusted by first reducing the amount of any Parachute Payments that are not subject to Section 409A of the Code (with the source of the reduction to be directed by Executive) and then by reducing the amount of any Parachute Payments that are subject to Section 409A of the Code (with the source of the reduction to be directed by Executive) in a manner that results in the best economic benefit to Executive (or, to the extent economically equivalent, in a pro rata manner).
(d)As provided in Section 4(a), it is the intention of the Company and Executive to reduce the total Parachute Payments under this Agreement and any other plan, agreement or arrangement only if the aggregate Net After Tax Receipts to Executive would thereby be increased. As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm, however, it is possible that amounts will have been paid or distributed to or for the benefit of Executive which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which shall not have been paid or distributed to or for the benefit of Executive should have been so paid or distributed (an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated (if permitted by applicable law) for all purposes as a loan ab initio for which Executive must repay the Company together with interest at the applicable federal rate under Section 7872(f)(2) of the Code; provided, however, that no such loan may be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent that such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Accounting firm must promptly notify the Company of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Section 7872(f)(2) of the Code, must be paid to Executive.
(e)For purposes of this Agreement, the following terms have the indicated definitions:
(i)    “Accounting Firm” means an independent registered public accounting firm selected by the Company that is not also the Company’s then current accounting firm for annual audit purposes and that is not a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)    “Net After Tax Receipt” means the present value (determined in accordance with Section 280G(d)(4) of the Code and the regulations thereunder) of the total Parachute Payments or Reduced Amount, as applicable, net of all taxes imposed on Executive with respect thereto under Sections 1, 3121 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code.

(iii)    “Parachute Payment” means a payment (under this Agreement or provided under other plans, agreements or arrangements) that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations thereunder.
(iv)    “Reduced Amount” means the largest amount of Parachute Payments that is less than the total Parachute Payments and that may be paid to Executive without subjecting Executive to tax under Section 4999 of the Code.
(f)All fees and expenses of the Accounting Firm shall be paid solely by the Company.
(g)Any determination by the Accounting Firm under this Section 4 shall be binding upon the Company and Executive.
5.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts that are vested benefits or that Executive is otherwise entitled to receive at or subsequent to the Date of Termination under any plan, policy, practice or program of or any contract or agreement with the Company shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.
6.Full Settlement; Resolution of Disputes.
(a)Except where Executive’s employment is terminated for Cause, the Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. Subject to Executive’s agreement to repay certain fees and expenses as provided below in Section 6(b), the Company shall pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or the existence of liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at one hundred twenty percent (120%) of the Federal Mid-Term Rate under Section 1274(d) of the Code.
(b)If there shall be any dispute or contest between the Company and Executive (i) in the event of any termination of Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by Executive, whether Good Reason existed, then in either case the resolution of such dispute or contest shall be finally determined by arbitration, which may be initiated by either the Company or Executive, pursuant to the Federal Arbitration Act in accordance with the rules then in force of the American Arbitration Association. The arbitration proceedings shall take place in Kansas City, Missouri or such other location as the parties in dispute hereafter may agree upon; and such proceedings will be conducted in the English language and shall be governed by the laws of the State of Missouri as such laws are applied to agreements between residents of the State entered into and to be performed entirely within the State. There shall be one arbitrator, as shall be agreed upon by the parties in dispute, who shall be an individual skilled in the legal and business aspects of the subject matter of this

Agreement and of the dispute. In the absence of such agreement, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute. The arbitrators shall be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof. Such decision shall be final and binding upon the parties in dispute without right of appeal, it being the intent of the parties that such decision, and, irrespective of any contrary provision of the laws of the State respecting rights of appeal, such decision may not be appealed. The burden of proving that Executive is not entitled to receive the amounts and the benefits contemplated by this Agreement shall be on the Company.
(c)In the event of such an arbitration and provided that Executive shall repay the following amounts, fees and expenses if the final and binding decision of the arbitrator(s) is that Executive’s termination was for Cause or that Good Reason did not exist for termination of employment by Executive, (i) Evergy shall advance to Executive all legal fees and expenses that Executive may reasonably incur as a result of any such action, and (ii) if a final and binding decision of the arbitrator(s) is not obtained by the six-month anniversary of the date the Company or Executive first provided notice to the other party of the dispute or contest (the “Dispute Notice”), Evergy shall pay all amounts, and provide all benefits, to Executive and/or Executive’s family or other beneficiaries, as the case may be, that Evergy would be required to pay or provide pursuant to Sections 3(a) or 3(c) if such termination were by the Company without Cause or by Executive with Good Reason. If the final and binding decision of the arbitrator(s) is that Executive’s termination was not for Cause or that Good Reason did exist for such termination by Executive then, (I) if such decision is before the six-month anniversary of the receipt of the Dispute Notice, Executive shall receive all payments and benefits contemplated by this Agreement, plus interest on any delayed payment or benefit at one hundred twenty percent (120%) of the Federal Mid-Term Rate under Section 1274(d) of the Code or (II) if such decision is after the six-month anniversary of the receipt of the Dispute Notice such that all payments and benefits contemplated by this Agreement have already been paid, Executive shall receive interest (calculated in the same manner as set forth above) for the six-month period the payments and provision of benefits were delayed. In no event may the arbitrator or arbitrators award any other damages or award of any kind. Notwithstanding the foregoing, nothing in this Agreement is intended to, or shall be construed as, affecting the rights and obligations of Executive and the Company to submit any dispute (other than such disputes contemplated by, and resolved in accordance with Sections 6(b) and 6(c)) to the appropriate dispute resolution process in accordance with any applicable dispute resolution plan intended to provide a procedural mechanism, whether exclusive or non-exclusive, for the resolution of any and all disputes between the Company and its present or former employees.
(d)Nothing in this Section 6 or the following Section 7 shall preclude Executive from filing a charge of discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission or comparable agency. However, Executive shall not and will not seek or accept any personal benefit from the Company, whether in monetary or other form, as part of or related to any proceeding initiated by any other person, agency or other governmental body of the United States or any other jurisdiction.
7.Restrictive Covenants.
(a)Nondisclosure of Confidential Information. Executive shall hold in confidence for the benefit of the Company all Confidential Information. Executive agrees that Executive will not disclose any Confidential Information to any person or entity other than the Company and those designated by it, either during or subsequent to Executive’s employment by the Company, nor will Executive use any Confidential Information, except (i) in the regular course of Executive’s employment by the Company, without the prior written consent of the Company or (ii) as may otherwise be required by law or legal process.

(b)Actions Upon Termination; Assistance with Claims. Upon Executive’s employment termination for whatever reason, Executive shall neither take or copy nor allow a third party to take or copy, and shall deliver to the Company all property of the Company, including, but not limited to, all Confidential Information regardless of the medium (i.e., hard copy, computer disk, CD ROM, USB flash drive, email or external hard drive) on which the information is contained. During and after Executive’s employment by the Company, Executive will provide reasonable assistance to the Company in the defense of any claims or potential claims that may be made or threatened to be made against the Company in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) and will provide reasonable assistance to the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive’s employment by the Company. For the avoidance of doubt, reasonable assistance would not include Executive being required to provide information that could reasonably result in criminal or civil charges or penalties being assessed or imposed against Executive in his or her individual capacity. Executive shall, unless precluded by law, promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also shall, unless precluded by law, promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company shall reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee (equal to 1/250th of Executive’s annual salary rate at Executive’s Date of Termination) for Executive’s services.
(c)Limitations on Confidentiality and Nondisclosure. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Agreement prohibits Executive from (i) reporting possible violations of federal or state law or regulation to any government agency or entity, including the EEOC, DOL, Department of Justice, Securities and Exchange Commission, Department of Defense, Congress and any agency Inspector General (“Governmental Agencies”), (ii) communicating with any Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company or (iii) making other disclosures that are protected under the whistleblower provisions of applicable law. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law or (y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(d)Noncompetition. Executive agrees that so long as Executive is employed by the Company and for a period of twelve (12) months thereafter, Executive shall not, without the prior written consent of the Company, which in the case of termination will not be unreasonably withheld, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice or acts of management, operation or control), any business that, during Executive’s employment, is in direct competition with the business conducted by the Company or any of its affiliates within the United States (hereinafter, the “Geographic Area”); provided, however, that the foregoing shall not be construed to preclude Executive from making any investments in any securities to the extent such securities are traded on a national securities exchange or over-the-counter market and such investment does not exceed five percent (5%) of the issued and outstanding voting securities of such issuer.

(e)Nonsolicitation of Employees. During Executive’s employment and for a period of twelve (12) months thereafter, Executive shall not, without the consent of the Company, directly or indirectly solicit any current employee of the Company or any of its affiliates, to leave such employment and join or become affiliated with any business that is in direct competition with the business conducted by the Company or any of its affiliates within the Geographic Area.
(f)Mutual Non-disparagement. Executive shall refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon, the image or reputation of the Company or any such officer or director. The Company shall refrain from making any statements about Executive that would disparage, or reflect unfavorably upon, the image or reputation of, Executive.
(g)Irreparable Harm. Executive acknowledges that: (i) Executive’s compliance with this Section 7 is necessary to preserve and protect the Confidential Information, and the goodwill of the Company and its affiliates as going concerns; (ii) any failure by Executive to comply with the provisions of this Section may result in irreparable and continuing injury for which there may be no adequate remedy at law and (iii) in the event that Executive should fail to comply with the terms and conditions of this Section, the Company shall be entitled, in addition to such other relief as may be proper, to seek all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause Executive to comply with this Section, to restore to the Company its property, and to make the Company whole.
(h)Unenforceability. If any provision(s) of this Section 7 shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.
8.Release. In consideration of and as a condition precedent to receiving any benefits under this Agreement, including those described in Section 3, Executive shall (i) execute and deliver to the Company a release of all claims in such form as requested by the Company within twenty-two (22) days following Executive’s termination date (or any such longer period if required by applicable law and communicated to Executive) and (ii) not revoke the release during the seven (7) day period following the date that Executive executed the release. Such release may include the restrictive covenants, each of which may apply for a period of time after the termination of Executive’s employment as described therein.
9.Successors.
(a)This Agreement is personal to Executive and shall not be assignable by Executive without the prior written consent of the Company otherwise than by will or the laws of descent and distribution. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s heirs or representatives or, if there be no such designee, to Executive’s estate.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.Prohibition of Payments by Regulatory Agencies. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to make any payment to Executive under this Agreement if the payment would violate any rule, regulation or order of any regulatory agency having jurisdiction over the Company or any of its subsidiaries; provided, however, that the Company covenants to Executive that it will take all reasonable steps to obtain any regulatory agency approvals that may be required in order to make payments to Executive as provided herein.
11.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto. This Agreement supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	If to Executive:

Evergy, Inc.
Attn: General Counsel	Evergy, Inc.
1200 Main Street	1200 Main Street
Kansas City, MO 64105	Kansas City, MO 64105

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.
(d)This Agreement is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that any payment or benefit provided hereunder is subject to

Section 409A of the Code, such payment or benefit shall be provided in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment or benefit shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause any payment or benefit to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described in Section 4 of the Agreement, then the provisions of such Section shall be amended to permit such payments to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.
(e)The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(f)Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(g)Executive and Evergy acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will,” and may be terminated by either Executive or the Company at any time. Except as provided in Section 3(c), if prior to the Effective Date Executive’s employment with the Company terminates, then Executive shall have no further rights under this Agreement.
(h)This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon each of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.
[Signature page follows]

IN WITNESS WHEREOF, each of Evergy and Executive has executed this Agreement as of the day and year first above written.

EVERGY, INC.	EXECUTIVE:

By: ___________________________________	___________________________________
Name:
Title: